Exhibit 99.1

National Vision Appoints Susan Somersille Johnson to Board of Directors
Addition Brings World-class Marketing Expertise to Board and Establishes Gender Balance Among Members

Duluth, Ga. (Oct. 26, 2020) – National Vision Holdings, Inc. (NASDAQ: EYE), one of the nation’s largest optical retailers providing quality, affordable eye care and eyewear, today announced the appointment of Susan Somersille Johnson, chief marketing officer (CMO) at Prudential Financial, Inc., to its Board of Directors, effective today. Johnson will serve on the Board’s Audit Committee. With Johnson’s addition, National Vision’s Board now consists of eight Directors, evenly divided between female and male members, which highlights the Board’s ongoing commitment to diversity.

“We are pleased to welcome Susan to our Board and greatly appreciate her willingness to serve,” said Reade Fahs, CEO at National Vision. “Susan is a highly-skilled marketing and branding professional, who brings strategic business insights – marketing analytics, customer experience, and mission orientation – to our Board. Her knowledge and deep expertise in technology and financial services will be tremendously valuable as we continue to execute our growth strategy and fulfill our mission of helping people by making quality eye care and eyewear more affordable and accessible.”

As an award-winning CMO, Johnson’s career spans more than 25 years. She recently joined Prudential where she oversees all marketing functions and brand strategy. Previously, Johnson was corporate executive vice president and chief marketing officer of Truist Financial, the bank holding company formed in 2019 following the merger of SunTrust Bank and BB&T. While at Truist, Johnson led the post-merger enterprise rebranding for the new organization, which had over $504 billion in assets.

Johnson began her career as an engineer at Apple before taking on a series of high-profile global marketing leadership roles at organizations including NCR Corporation and Nokia.

“National Vision is changing lives,” Johnson said. “I am thrilled to join the Board of Directors of this exceptional organization as they advance their social mission of helping low-income people who would not otherwise be able to get critical eye health services. And, I look forward to supporting the diverse team of associates and optometrists that provide affordable and accessible eye care and eyewear to customers and patients across the United States.”

As a highly-respected leader, Johnson was included in the Top 50 Most Powerful Women in Corporate America by Black Enterprise magazine for two consecutive years and named Marketer of the Year by Target Marketing Magazine in 2018. She holds a bachelor’s degree in engineering sciences from Harvard University and Masters in Business Administration in finance from the Wharton School of the University of Pennsylvania. Johnson currently also serves on the Board of Constellation Brands, an international beverage company.

“We have been hoping for more than a year to be fortunate enough to have Susan join our Board and are so happy the timing was now right for both her and National Vision,” said Board chairman D. Randolph Peeler. “Susan is the second woman to join our Board this year, and now four of our eight members are women. We are proud to have such an accomplished and diverse Board, particularly given that only 5 percent of midcap public companies have 50 percent or more female representation on their Boards.”

About National Vision Holdings, Inc.
National Vision Holdings, Inc. (NASDAQ: EYE) is one of the largest optical retail companies in the United States with over 1,200 stores in 44 states plus the District of Columbia and Puerto Rico. With a mission of helping people by making quality eye care and eyewear more affordable and accessible, the company operates five retail brands: America’s Best Contacts & Eyeglasses, Eyeglass World, Vision Centers inside select Walmart stores, and Vista Opticals inside select Fred Meyer stores and on select military bases, and several e-commerce websites, offering a variety of products and services for customers’ eye care needs. For more information, please visit www.nationalvision.com.

Media Contact:
Kristina Gross
Kristina.gross@nationalvision.com
(470) 448-2355

Investor Relations Contact:
David Mann, CFA
David.mann@nationalvision.com
(470) 448-2448